As filed with the Securities and Exchange Commission on August 9, 2006
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Canadian Superior Energy Inc.
(Exact name of Registrant as specified in its charter)

Alberta, Canada (Province or other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
Suite 3300, 400 3rd Avenue, SW
Calgary, Alberta
Canada T2P 4H2
(403) 294-1411
(Address and Telephone Number of Registrant’s Principal Executive Offices)
PTSGE Corp.
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Christopher W. Morgan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Suite 1750, P.O. Box 258 Toronto, Ontario M5K 1J5 (416) 777-4700	John J. Poetker, Esq. Borden Ladner Gervais LLP 1000 Canterra Tower 400 Third Avenue S.W. Calgary, Alberta T2P 4H2 (403) 232-9500

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):
A. ☑	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	At some future date (check the appropriate box below):
1. ☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2. ☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	After the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered (1)	per Share (2)	Offering Price (2)	Fee (3)

Special Exchangeable Shares	15,052,770	$9.47	$142,549,731.90	$15,252.83

(1)	Represents the maximum number of preferred shares of the Registrant estimated to be issuable upon consummation of the exchange offer for all of the issued and outstanding common shares of Canada Southern Petroleum Ltd. (“Canada Southern”) based on 15,052,770 common shares of Canada Southern, which is the estimated number of outstanding common shares of Canada Southern as of June 23, 2006, assuming full conversion of all outstanding exercisable options for common shares of Canada Southern.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price per share is equal to (a) US$11.69, which is the average of the high and low sale prices of the Canada Southern common shares as reported on The Nasdaq Capital Market on July 11, 2006, less (b) Cdn$2.50 (US$2.22, calculated at the August 3, 2006 noon buying rate in the City of New York for cable transfers in Canadian dollars of Cdn$1.1262 per US$1.00 as certified for customs purposes by the Federal Reserve Bank of New York), which is the amount of cash payable by the Registrant in connection with the exchange offer.

(3)	As provided by Rule 0-11 under the Securities Exchange Act of 1934, as amended, the fee is offset by the following previously paid fees, such that $998.60 is being paid herewith:

Amount Previously Paid: $9,679.98
Form or Registration No.: Registration Statement on Form F-10 (No. 333-135127)
Filing Party: Canadian Superior Energy Inc.
Date Filed: June 19, 2006

Amount Previously Paid: $14,254.22 (offset by the above filing fee in the amount of $9,679.98)
Form or Registration No.: Schedule TO
Filing Party: Canadian Superior Energy Inc.
Date Filed: June 19, 2006
     If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.
     Pursuant to Rule 429 under the Securities Act, the prospectus contained in this registration statement relates to Registration Statement No. 333-135127.

PART I
INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Item 1. Home Jurisdiction Document.
     This registration statement on Form F-10 (this “Registration Statement”) is filed by Canadian Superior Energy Inc., an Alberta Corporation (the “Registrant” or “Canadian Superior”).
     This Registration Statement relates to the amended offer by the Registrant to purchase all of the issued and outstanding common shares (including common shares which become outstanding upon exercise of options to acquire common shares) of Canada Southern Petroleum Ltd. (“Canada Southern”), at a price per share of, at the election of each Canada Southern shareholder, either:
     (a)      Cdn.$2.50 in cash, 2.0 common shares of Canadian Superior and one special exchangeable share of Canadian Superior; or
     (b)      Cdn.$2.50 in cash and 2.75 common shares of Canadian Superior.
     The information set forth in the Offer and Circular, dated June 16, 2006 (the “Offer and Circular”), including all schedules, exhibits and annexes thereto, each of which was previously filed with the Registrant’s Registration Statement on Form F-10 (File No. 333-135127) (the “Initial Registration Statement”), and the Notice of Variation and Extension, dated August 8, 2006 (the “Notice of Variation and Extension”), the Amended Letter of Transmittal and Election Form, and the Amended Notice of Guaranteed Delivery, each of which is being filed herewith, is hereby expressly incorporated by reference in response to all items of information required to be included in, or covered by, this Registration Statement.
Item 3. Informational Legends.
     See (i) the outside front cover page and the inside front cover page of the Offer and Circular previously filed with the Initial Registration Statement, and (ii) the outside front cover page and the inside front cover page of the Notice of Variation and Extension filed herewith.
Item 4. Incorporation of Certain Information by Reference.
     See “The Offeror and Canadian Superior — Canadian Superior Documents Incorporated by Reference” in Section 1 of the Circular in the Offer and Circular previously filed with the Initial Registration Statement.
Item 5. List of Documents Filed with the Commission.
     The exhibits listed in the Exhibit Index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

I-1

PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Indemnification
     The Business Corporations Act (Alberta), under which the Registrant is incorporated, permits a corporation to indemnify its directors and officers, including those of its subsidiaries, for costs, charges and expenses, including amounts paid to settle or satisfy any judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding, if such director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.
     In accordance with the provisions of the Business Corporations Act (Alberta) described above, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or such other corporation if he or she acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Exhibits
     The exhibits listed in the Exhibit Index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

II-1

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking.
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process.
     (a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
     (b) Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on August 8, 2006.

CANADIAN SUPERIOR ENERGY INC.
By:	/s/ Gregory S. Noval
Gregory S. Noval
Chief Executive Officer

III-2

POWER OF ATTORNEY
     KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory S. Noval and Ross A. Jones, and each of them, either of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent, each acting alone, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on August 8, 2006.

Signature	Title

/s/ Gregory S. Noval Gregory S. Noval	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ross A. Jones Ross A. Jones	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Michael E. Coolen Michael E. Coolen	Director

/s/ Charles Dallas Charles Dallas	Director

/s/ Thomas J. Harp Thomas J. Harp	Director

/s/ Kaare Idland Kaare Idland	Director

/s/ Alexander Squires Alexander Squires	Director

/s/ Richard Watkins Richard Watkins	Director

III-3

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement in his capacity as the duly authorized representative of the Registrant in the United States, in the City of Calgary, Province of Alberta, Canada, on August 8, 2006.

CANADIAN SUPERIOR ENERGY INC. (Authorized Representative)
By:	/s/ Richard Watkins
Richard Watkins

III-4

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Offer and Circular, dated June 16, 2006 (incorporated by reference to the Registrant’s Registration Statement on Form F-10 (File No. 333-135127) filed with the Commission on June 19, 2006).

1.2	Letter of Transmittal (incorporated by reference to the Registrant’s Registration Statement on Form F-10 (File No. 333-135127) filed with the Commission on June 19, 2006).

1.3	Notice of Guaranteed Delivery (incorporated by reference to the Registrant’s Registration Statement on Form F-10 (File No. 333-135127) filed with the Commission on June 19, 2006).

1.4	Notice of Variation and Extension, dated August 8, 2006.

1.5	Amended Letter of Transmittal and Election Form.

1.6	Amended Notice of Guaranteed Delivery.

2.1
Revised Annual Information Form of the Registrant, dated June 7, 2006, for the year ended December 31, 2005 (incorporated by reference to the Registrant’s Form 40-F/A filed with the Commission on June 16, 2006).

2.2
Management Information Circular, dated April 7, 2006, prepared in connection with the annual meeting of shareholders of the Registrant held on May 12, 2006 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 24, 2006).

2.3
Comparative audited consolidated financial statements of the Registrant and the notes thereto as at December 31, 2005 and for each of the years in the three-year period ended December 31, 2005, together with the report of the auditors thereon (incorporated by reference to the Registrant’s Form 40-F/A filed with the Commission on June 16, 2006).

2.4
Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2005 (incorporated by reference to the Registrant’s Form 40-F filed with the Commission on April 3, 2006).

2.5
Unaudited consolidated interim financial statements of the Registrant and the notes thereto as at and for the three months ended March 31, 2006 and 2005, together with management’s discussion and analysis of financial condition and results of operations (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 24, 2006).

3.1	Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm.

3.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

3.3	Consent of GLJ Petroleum Consultants Ltd.

3.4	Consent of Borden Ladner Gervais LLP.